As of September 9, 1999

Stefan Capital, LLC
1500 Hempstead Turnpike
East Meadow, NY 11554
Attention: Jeffrey Rubin

Dear Jeff:

      We are pleased you have agreed to serve as a consultant to SIGA Pharmaceuticals, Inc. (the "Company"). In this letter, I would like to present the terms of your engagement with the Company.

1. Duties and Term. In connection with your engagement, you will consult with the Company concerning its strategic review and development of alternative internet and related technologies, as requested from time to time by its Chairman or President. You agree to be reasonably available to meet with or discuss with the senior officers of the Company as well as to evaluate potential strategic acquisitions or transactions.

2. Compensation. In consideration for your services, the Company will issue to you warrants (the "Warrants") to purchase an aggregate of 100,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, of which 50,000 warrants are immediately vested, and will become exercisable on the first anniversary of the date hereof. The other 50,000 warrants will vest as of the date of grant, and will become exercisable on the second anniversary of the date hereof. The Warrants will have cashless exercise provisions and will be represented by a Warrant Agreement dated as of the date hereof and have certain registration rights, as reflected in a Registration Rights Agreement dated as of the date hereof, which have been executed by the Company and by you.

3. Additional Compensation. In addition to the compensation referred to above, if you introduce the Company to a person or entity with whom the Company enters into a transaction involving a merger or acquisition, asset acquisition or sale, strategic alliance or joint venture, or equity or debt financing transaction involving the issuance of securities and/or the borrowing of money, the Company will pay to you an agreed-upon fee, which may consist of cash and/or securities, based upon the size of the transaction and your involvement therein.

4. Other Benefits. You will not be entitled to any other compensation or benefits for your services, regardless of the compensation or benefits offered by the Company to its employees or other consultants. The Company will reimburse you for actual out-of-pocket expenses incurred by you in the performance of your services

Stefan Capital, LLC
As of September 9, 1999
Page 2

      provided that such expenditures have been approved in advance by an officer of the Company in writing.

5. Confidentiality. As a consultant to the Company, you may have access to information about the Company and third parties which is confidential in nature. You agree that you will not disclose any such information to any other person or entity, nor shall you use such information for any purpose other than the performance of your duties with the Company.

6. Miscellaneous. The agreements set forth in this letter are personal, and your rights set forth above may not be transferred or assigned by you without the Company's prior written consent. This letter agreement represents the entire agreement between you and the Company concerning your consulting and supersedes all prior negotiations and agreements, whether written or oral, relating to your engagement.

      This letter agreement may not be amended or waived unless pursuant to a writing signed by you and an officer of the Company. No waiver or any term of this letter agreement or of any breach of any condition or provision to be performed under this letter agreement shall be deemed a waiver or a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      You will bear full and complete liability for the payment of all applicable income, payroll, withholding and other taxes and deductions required to be paid on account of amounts received by you pursuant to this Agreement by any law, rule or regulation of any federal, state or local authority.

      The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this letter agreement, without reference to conflicts of laws rules.

      You agree that you are an independent contractor to, and not an employee or agent of, the Company, and that you do not have any authority or right to enter into any agreements or binding obligations on behalf of the Company.

Stefan Capital, LLC
As of September 9, 1999
Page 3

      To acknowledge your agreement to the terms of your engagement set forth above, please sign a copy of this letter where indicated and return it to me at your earliest convenience. We look forward to working with you.

                                Very truly yours,

                                SIGA PHARMACEUTICALS, INC.


                                By: [ILLEGIBLE]
                                   -----------------------------
                                    An authorized officer
                                    Chairman

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE

STEFAN CAPITAL, LLC


By: /s/ Jeffrey Rubin
   ------------------------------
   Jeffrey Rubin, Managing Member